EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Interstate Hotels & Resorts, Inc.:

We consent to the use of our report dated February 3, 2004, except as to Notes 8, 9 and 22, which are as of August 9, 2004, with respect to the consolidated balance sheets of Interstate Hotels & Resorts, Inc. and subsidiaries (formerly Interstate Hotels Corporation) as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended; our report dated March 24, 2004, with respect to the consolidated balance sheet of MIP Lessee, L.P. and subsidiaries as of December 31, 2003 and the related consolidated statements of income, partners’ capital and cash flows for the year the ended; our report dated March 26, 2004, with respect to the consolidated balance sheet of FCH/IHC Leasing, L.P. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, partners’ deficit and cash flows for the year then ended; and, our report dated March 26, 2004, with respect to the consolidated balance sheet of FCH/IHC Hotels, L.P. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, partners’ capital and cash flows for the year the ended, in each case incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement on Form S-3.

/s/ KPMG LLP
McLean, VA
August 24, 2004